EXHIBIT 1


            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Members of the Group
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Old Trust

New Trust

Maria Esther Aguirre Gomez

Francisco de Jesus Aguirre Gomez

Maria Adriana Aguirre Gomez

Ana Maria Aguirre Gomez

Carlos de Jesus Aguirre Gomez

Rafael Felipe de Jesus Aguirre Gomez

Jose Manuel Aguirre Gomez